Exhibit 99.2

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EDITED TRANSCRIPT

SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

EVENT DATE/TIME: DECEMBER 18, 2014 / 04:00PM GMT

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

CORPORATE PARTICIPANTS

Joe Sanderson Sanderson Farms, Inc. - Chairman and CEO

Mike Cockrell Sanderson Farms, Inc. - Treasurer and CFO

Lampkin Butts Sanderson Farms, Inc. - President and COO

CONFERENCE CALL PARTICIPANTS

Kenneth Zaslow BMO Capital Markets - Analyst

Farha Aslam Stephens Inc. - Analyst

Michael Piken Cleveland Research Company - Analyst

Brett Hundley BB&T Capital Markets - Analyst

Jeremy Scott CLSA - Analyst

Adam Samuelson Goldman Sachs - Analyst

Francesco Pellegrino Sidoti & Company - Analyst

PRESENTATION

Operator

Good day and welcome to the Sanderson Farms fourth-quarter 2014 conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Thank you. Good morning and welcome to Sanderson Farms fourth-quarter and year-end conference call. This morning we reported net income of $93.1 million or $4.04 per share for our fourth fiscal quarter of 2014. During the fourth quarter of last year, we’ve made $45.3 million or $1.97 per share. For the year ended October 31, 2014, we reported net income of $249 million or $10.80 per share. For fiscal 2013, we reported net income of $130.6 million or $5.68 per share.

If you did not receive a copy of the release and accompanying financial summary, they are available on our website at www.SandersonFarms.com.

Before we continue I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Thank you, Joe, and good morning, everyone.

This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the Company. Examples of forward-looking statements include statements about future production levels, grain costs, poultry prices and economic conditions. The actual performance of the Company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. Those risks and uncertainties are described in our press release and in our annual report on Form 10-K which was filed with the SEC this morning for our fiscal year ended October 31, 2014.

All forward-looking statements speak only as of today and are based on our current expectations, beliefs and assumptions which could change quickly based on the many external factors affecting our business. We undertake no obligation to update or to revise forward-looking statements.

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Thank you, Mike. Fiscal 2014 was a successful year for Sanderson Farms. Overall poultry markets improved only slightly for the year compared to 2013 but grain costs and flocks sold were substantially lower for the fourth quarter and the full fiscal year compared to last year. Our net sales for the full year of $2.775 billion, a 3.4% increase over fiscal 2013 were another record for Sanderson Farms.

We continued to mature our sales at the Kinston, North Carolina plant and other plants during the year. We made progress on sales at our prepared foods division, we finished the year in a competitive position in our industry and our managers earned both earnings per share and AgriStats bonuses. Our 2014 financial results allowed us to continue to strengthen our balance sheet to pay a special dividend to our shareholders, to increase our regular dividend rate, and put us in a position to complete construction of our new complex in Palestine, Texas.

We reduced long-term debt by approximately $20 million during the year. Our debt to cap ratio of 2.2% has our balance sheet in a position to continue our growth strategy. While we have room to improve our performance, I am most grateful for the efforts of our growers and our employees during this past fiscal year and look forward to working with them to capture the opportunities available to us during the coming year.

With that introduction, I will ask Lampkin and Mike to provide details on the quarter and I will return after they finish to discuss grain and answer your questions.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Thank you, Joe, and good morning, everyone. As Joe said, overall market prices for chicken improved only slightly during the year but we benefited from significantly lower grain costs for the year. The average Georgia dock price during our fourth quarter was approximately 7.1% higher than last year’s fourth quarter averaging $1.13 per pound for the quarter. For the year, the Georgia dock averaged $1.09 per pound, which represented a 5.7% increase over the $1.03 since per pound average during fiscal 2013.

The Georgia dock price is currently $1.1375 per pound; retail grocery demand remains strong as chicken continues to compete against relatively high priced beef, and improving economic conditions increases demand for protein.

Bulk leg quarter prices were approximately 6.5% lower during the quarter compared to last year’s fourth quarter and for the full year were lower by 9.6% compared to fiscal 2013. Urner Barry market prices for leg quarters averaged $0.45 per pound during the fourth quarter and during the year and the current Urner Barry quote for bulk leg quarters is $0.44 per pound. Despite actions taken by Russia earlier this year to ban imports of chicken from the United States, export demand remained relatively steady during 2014 and the volume of poultry exports for calendar 2014 were up slightly through October when compared to 2013.

The market for boneless breast start of the year relatively soft before moving above $2.00 per pound in May for only the third time in history. Prices during our fourth quarter were higher by 15.8% when compared to the fourth quarter a year ago. Recorded market price for boneless averaged $1.82 per pound during the fourth quarter and $1.68 per pound for the fiscal year. Boneless prices have weakened seasonally through November and December as expected and the Urner Barry market price for boneless breast is currently $1.33 per pound.

Jumbo wing prices during our fourth quarter averaged $1.50 per pound, up 5.2% from the average of $1.43 per pound during last year’s fourth quarter. For the year, jumbo wing prices were lower by 19.9% from an average of $1.50 during fiscal 2013 to an average of $1.20 per pound during fiscal 2014. The current Urner Barry quote for jumbo wings was $1.50 per pound.

When you roll all of this together, our average sales price for poultry products during the full fiscal year was higher by 0.075% per pound compared — three quarters of one cent per pound — compared to last year, increasing 0.9% for the year ended October 31, 2014 when compared to the year ended October 31, 2013.

This increase in our average sales price for chicken coupled with the $0.073 per pound decrease in our feed cost in broilers processed contributed to improving operating margins in our chicken business this fiscal year compared to last year.

Our cash cost for corn delivered to our feed mills during this year’s fourth quarter were lower than last year’s fourth quarter, decreasing 23.2%. While the cost for delivered soybean meal decreased 10.5% during our fourth quarter compared to last year. For the year, we paid $182.5 million less for feed grains when compared to fiscal 2013. Remember that there is a lag in the time it takes for the cost of grain delivered to our mills to show up in our cost of goods sold because we recognize the cost of grain when we process the chickens that eat that grain.

Our feed cost per pound in broiler flocks processed were lower by $0.066 or 17.1% during this year’s fourth quarter compared to a year ago. For the year, feed costs in broilers processed were lower by $0.073 per pound or 18%.

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

Like Joe, I am grateful for everyone associated with Sanderson Farms, our employees, growers, customers and vendors and look forward to the new year.

At this point I will turn the call over to Mike for a discussion of the quarter’s financial results.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Thank you, Lampkin, and good morning again. Our financial performance during the fourth quarter and the year does reflect the improved environment described by Joe and Lampkin. Net sales for the quarter totaled $760.9 million and that is up from $727.1 million for the same quarter last year. The increase in net sales for the quarter reflects an 8.7% increase in our average sales price of poultry products compared to last year and a decrease in poultry pounds sold of 6.1%.

Our cost of sales of poultry products for the quarter ended October 31 decreased 11% when compared to the same quarter during fiscal 2013. This decrease is a result of a 17.1% decrease in the cost of feed and broilers processed during the quarter and a 6.1% decrease in poultry pounds sold.

For the fiscal year, our net sales totaled $2.775 billion and as Joe said, that is up 3.4% from the $2.683 billion last year. Cost of sales for the year decreased 5.2% compared to a year ago and totaled $2.254 billion.

Our average sales price in poultry products sold during the fiscal year was up just under 1% compared to last year and the average cost per pound in our poultry business decreased $0.062 or 8.3% compared to last year reflecting the lower grain cost.

For the year, grain cost comprised 48.5% of cost of goods sold and that compares to 54.2% last year. In our prepared foods business, we sold 27.2 million more pounds of product this year and that is a 55.7% increase over a year ago and we also realized $0.044 per pound more than we did last year and that is a 2.2% increase.

During this year’s fourth fiscal quarter, we processed 796.7 million pounds of dressed chicken and sold 771.4 million pounds. We processed 3.058 billion pounds for the year and we sold 3.045 billion pounds.

For those of you modeling fiscal 2015, we currently expect to process 3.351 billion pounds of dressed chicken during the fiscal year which would represent a 9.6% increase over pounds processed in fiscal 2014. If we run our plants as expected, those pounds will be processed as follows: 741.4 million pounds in Q1; 827.2 million pounds in Q2; 880.7 million pounds in Q3; and 902.1 million pounds in Q4. Of course these estimates are subject to change as a result of weather or changes in target live weights, market conditions and other factors.

SG&A expenses for fiscal 2014 were up $38.8 million compared to last year due primarily to the increase in the accrual and payment of an ESOP contribution during 2014 that was greater than last year and the accrual of incentive bonuses. These expenses also reflect increased advertising expenses, startup expenses at Palestine and higher trainee costs.

We spent $7.8 million advertising during fiscal 2014 and that compares to only $1 million last year as we did make a decision to launch a TV ad campaign in our primary markets to increase brand awareness. We are going to evaluate that campaign and the success of that campaign in January and if it meets our expectations, we will continue to campaign in fiscal 2015.

At the end of the fiscal year, our balance sheet reflected stockholders’ equity of $897.9 million and net working capital of $363.1 million. Our total debt at year end was $20 million and our total debt to cap ratio was 2.2% at October 31, 2014.

For the year, we spent $171.6 million on capital improvements and we paid $30.5 million in dividends. For fiscal 2014, interest expense was $2.6 million, a decrease from the $6.1 million expensed for interest during fiscal 2013 and reflects our lower outstanding debt.

Our effective tax rate was 34.4% and going forward we continue to model 34.4% as our effective tax rate.

We now expect our CapEx for construction and maintenance during the next fiscal year to be $116.1 million and we will fund that by cash on hand, internally generated working capital, cash flows from operations, and if needed, liquidity provided by our revolving credit facility. We spent about $104.6 million on the new Palestine facility during fiscal 2014 and we expect the total cost of that complex to be a approximately $150 million.

The Company does have a $600 million unsecured revolving line of credit of which $586.2 million was available at the end of the fiscal year. Our depreciation and amortization during fiscal 2014 totaled $64.3 million and we now expect approximately $75 million for fiscal 2015 as we begin operations in Palestine and begin depreciating those new assets over there.

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

I am modeling $16.3 million in depreciation for Q1, $18.9 million for Q2, $19.6 million for Q3, and $20 million for Q4.

Effective October 29, 2014, we did amend our revolving credit agreement to increase the CapEx limitations in the agreement but the committed credit under the revolver remains at $600 million. Unless extended, that credit facility will expire in October 2018 and it does remain unsecured.

Joe, with that I am through with the financial report and we’ll turn it back to you.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Thanks, Mike. Our feed grain costs during fiscal 2014 were significantly lower than during fiscal 2013 and we expect even lower costs during fiscal 2015. If we had locked in prices for all of our needs for fiscal 2015 including what we have already priced at current values, that is if using the Chicago Board of Trade contract prices for current and future needs as at close last night, our cash cost for grain during fiscal 2015 would be $14 million lower than during fiscal 2014 and that number reflects the additional volume required during the year at Palestine. If you left Palestine out and compared apples to apples, that number would be around $90 million. That number is lower than we discussed at our investor conference in October as market prices for both corn and soybean meal have moved higher.

Nearby corn prices continue to balance what appears to be a long-term desire to support December 2015 futures to limit acreage loss to beans against fully adequate nearby supplies. Because of recent moves higher, we remain on the market for grain and believe final harvest numbers will reflect ample supplies of both corn and beans. We should also benefit from lower basis paid per bushel of corn purchased during fiscal 2015. Basis was extraordinarily high during 2013 and 2014 as a result of the tight carry out of both corn and beans. While farmers have increased storage capacity for grain, at some point they will become sellers.

I will share a few things we are watching closely as we start the new fiscal year. First, the next event that will impact grain fundamentals is the quality and quantity of the South American crops so we are keeping one eye on South America. As of today, the corn and soy crops in Brazil and the rest of South America are progressing nicely.

Second, we will be carefully watching the planting intentions report next March. Some believe the recent increase in market price for corn is designed to limit corn acreage reductions in light of ample supplies. I suspect corn will lose some acres to beans in 2015 and we will closely watch that report.

Third, we will of course watch chicken production numbers. While depleted breeder stocks constrained production numbers during much of fiscal 2014, it is possible the industry could produce between 2.5% and 3.5% more chicken during 2015. We have seen pullet placements trend higher for the fall and egg set numbers have followed suit. Although healthy, more optimistic and fully employed American consumers could easily absorb that increase, we won’t know the impact higher production numbers will have on chicken markets until we get there.

We know chicken will be competing once again during 2015 with high priced beef both in retail grocery stores and at foodservice. But the extent foodservice customers will feature chicken over beef and the extent to which consumers filling their grocery carts will continue to switch from high-priced beef to lower-cost options, is not knowable today.

While today’s grain markets suggest we will enjoy lower costs during 2015, whether and to what extent we give some of those lower costs back to the chicken market is a question we will have to wait to answer.

Finally, we will focus our efforts on Palestine and work to get that new complex to full production. While our short-term fundamentals for fiscal 2015 are positive, I remain optimistic for and focused on the long term. Our balance sheet is strong, we are essentially debt-free and the Company is in a position to continue our growth strategy. The new complex in Palestine demonstrates our optimism and confidence for the long-term success of Sanderson Farms. The new complex will add value for our investors, opportunities for our employees, and high-quality products for new customers.

We are committed to continue to grow our Company beyond Palestine as well, to add value for our shareholders and opportunities for our employees and I am ready to do that. No matter the market conditions, we will continue to focus on those things we can control and manage the others as best we can. That process started two weeks ago with a lively discussion among our top managers on where we left money on the table this year and I look forward to getting that back this year.

With that we will now take your questions.

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions). Kenneth Zaslow, BMO Capital Markets.

Kenneth Zaslow - BMO Capital Markets - Analyst

Just a question. The outlook for chicken prices, has that changed at all given the recent movement in beef or pork prices? Or do you continue to expect that the supply and demand to be matched therefore we should have a relatively strong chicken outlook for breast prices and legs and wings?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

I think that is just a seasonal thing and we still think — I mean there is not going to be any more beef. We are still going to have 4% less beef and fewer animals to process. And I am comfortable about that. I think the environment is going to be fine for chicken and you know the question is, it’s more about chicken than it is about beef and pork in my mind. And I am comfortable with that.

We are a bit more optimistic about the consumer in 2015 than we have been in the past. And it feels like the economy is moving in the right direction and that is going to — we feel like there will be a bit more demand and — but I am not concerned at all about the supply of beef.

Kenneth Zaslow - BMO Capital Markets - Analyst

Okay. And then the follow-up question to that is you mentioned about that the economy; gas prices and oil prices have obviously come down. Would you expect that to change the foodservice dynamics and what about the direct impact of benefit to you guys? Can you quantify and help us out with that?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Didn’t we get — that is about $150 billion. Where gas prices are is going to pump $150 billion back into the economy we think. And some of that will go into foodservice. And some of it will go elsewhere but some of it will go to foodservice. And that along with increases in hours worked and increases in size of the number of people working, and there is one other factor —.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Well, you’ve got the 2% increase in wages.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Yes, wages, and wages. All of those factored together with gasoline is worth about $450 billion that are going to be available in 2015 as disposable income — an increase in disposable income. We also think we will start seeing an improvement in labor participation rate, not back fully but the first improvements we’ve seen since 2008. And that is what I was talking about being a little more optimistic about the economy and the beginnings of a restoration of foodservice demand and a healthier consumer.

Kenneth Zaslow - BMO Capital Markets - Analyst

Great, greatly appreciate it.

Operator

Farha Aslam, Stephens Inc.

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

Farha Aslam - Stephens Inc. - Analyst

Joe, the chicken industry is currently experiencing very positive trends in terms of profitability, yet you highlighted that you expect chicken production to only be up 2.5% to 3.5% next year. Could you just share with us why you think that level will remain — just fairly constrained in 2015? And then share with us your thoughts about how production could look out into 2016.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Well it is running about 2% to 3% right now I believe on egg sets. The last egg sets we saw were running about 2.9%. And I think they are pushing the flock right now. And if you go back and look at the breeder flocks in —.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Here it is, 2011.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

In 2011 — and that is kind of the size of the breeder flock we are looking to have say by the spring of this year 2015 and then you look at the egg sets off of that breeder flock, that would indicate to me egg sets of 207 million, 208 million eggs, peak 209 million and that kind of matches what we think is close to processing capacity and also maybe housing capacity. We think there is a little constraint with housing capacity. We don’t think there is a lot of extra housing out there. We think people are having trouble getting houses built. There is not a lot of — it is difficult to get houses built. There are not a lot of people out there that have extra houses and there are not a lot of people building houses.

I’m talking about builders. So that is what I am talking about. I think it is more of a 2016 deal than it is — than it is — I think it’s going to take the industry that long to get all the infrastructure in place to — I think the primary breeders will be ready but I don’t know that the industry will be ready by — to really ramp up too much.

Farha Aslam - Stephens Inc. - Analyst

Okay. And just as a follow on. You had highlighted to Ken’s question some solid foodservice demand on the back of lower gasoline prices. Could you share with us what you are seeing in that retail market and what is your outlook for that Georgia Dock whole bird price? Kind of some color around that would be great.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

The grocery store retail?

Lampkin Butts - Sanderson Farms, Inc. - President and COO

In Georgia.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

The Georgia Dock?

Farha Aslam - Stephens Inc. - Analyst

What are your means of (inaudible).

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

It’s fine, it is good. It has slowed this week and it will slow next week. Nobody wants to talk to any of our salesmen. They are talking to turkey and ham people. But we have already — we will be short beginning — actually we will be short foodservice beginning the day after Christmas. Everything is gone — we will be short everything the day after Christmas and the first week of January — all of our tray pack —. I would anticipate the Georgia Dock moving back up the first two weeks of January. That would not surprise me a bit if it moved back up. It’s strong and I anticipate a good Georgia Dock.

Farha Aslam - Stephens Inc. - Analyst

Thanks. And one final question just around your new plant and kind of additional costs (multiple speakers) first quarter into next year. How much (technical difficulty) new costs related to that plant and on the cost of goods sold line and SG&A line?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Farha, this is Mike, how are you this morning?

Farha Aslam - Stephens Inc. - Analyst

Good, thank you.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Good. We are modeling $4.5 million in SG&A during Q1. As you know, we have said we’re going to open that plant or begin processing around February 9. So there really won’t be any cost of goods sold impact during the first quarter to speak of because it is going to open up at the end of — or beginning of the second quarter. So all of the Palestine costs during Q1 will go to SG&A. And then we will start processing and all of the costs associated with the plant will go into cost of goods sold starting in the second quarter — second, third and fourth.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

It will be similar to Kinston. Do you have any idea of what Kinston had? What it looked —? Well it will be just like Kinston and it was — when did Kinston start up? January?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

January of 2011.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

January of 2011. You can look at that and see what — we will get some data — we will get some information on that.

Farha Aslam - Stephens Inc. - Analyst

Great, thank you very much.

Operator

Michael Piken, Cleveland Research

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

Michael Piken - Cleveland Research Company - Analyst

I just wanted to dig a little bit deeper in terms of the feed cost outlook and your strategies and maybe you could let us know have you locked in your basis out for any significant length of time? And if so, is it just on soybean meal or on corn as well? Thanks.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

We bought soy through March actually as of yesterday.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Soy basis.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Soy basis. It was pretty strong through January so we bought January by itself and then we bought February, March yesterday. It had gone down a bunch. There was a lot of exported beans and meal through January. And those export orders kind of declined a lot after January so basis came off a good bit after January. So basis was a lot softer after January in meal.

We have corn bought through January, corn basis bought through January. We are actually getting bids on corn. It wasn’t as strong but we think it is going to be a little bit softer. So we are getting bids on corn today.

Fact of the matter is the farmers have stored and held and done a good job of that. The funds have gotten in to corn and it has moved the price of corn up $1.00 a bushel since October. But the fact of the matter is the crop is still out there and it will come to market at some point.

And so we are very close on corn and meal. And we are confident particularly if the South American crop keeps progressing as it has, both corn and soy, that we are going to have opportunity to buy both of them at better prices than where they are today.

Michael Piken - Cleveland Research Company - Analyst

Okay, great. And then could you just quantify at all like how much of savings you might have on basis this year? You just said it was significant. Or did that $90 million number of the feed cost savings without Palestine include basis?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

No, that number assumed we paid the same for basis during 2015 as we did for 2014.

Michael Piken - Cleveland Research Company - Analyst

Okay, so is     .

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

The big savings will in the — will probably be in the fourth quarter anyway, won’t it?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Yes, it would be.

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Yes, where we paid so much for basis was primarily in the fourth quarter of 2014 that is when basis was very high. It wasn’t so high — it wasn’t terribly high during the first three quarters. It may be — it was in the last quarter when soy basis was $90 to $120 a ton. I don’t recall corn off the top of my head. I do recall soy basis being extremely high in August and September.

Michael Piken - Cleveland Research Company - Analyst

Okay, terrific. And then it just shifting gears, I know the US market is still closed to Russia but what type of impact do you think lower oil prices might have and demand in other parts of the world potentially and will that — what type of impact could that have on the leg quarter market?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Well I think it will have the same — similar impact in countries we ship to. It will free up a little bit more disposable income and certainly could help us. There is a lot of our export customers right now are a little concerned about the value of the dollar and competing with that, particularly in the former Soviet Union countries, Turkestan, Turkmenistan, Kazakhstan, those countries are — it is a little more difficult to get product into those countries through Russia now. So I think there may be a little pressure on the prices for that part of the world. But other than that I think export demand will be very good.

Michael Piken - Cleveland Research Company - Analyst

Okay, thank you very much.

Operator

Brett Hundley, BB&T Capital Markets.

Brett Hundley - BB&T Capital Markets - Analyst

Just so I am crystal clear, I mean I think you and others have been talking about this for a while but I just want to make sure I am clear. So on the 2.5% to 3.5% expectations on a supply increase, does that include weight? And again, just trying to build from the ground up, I just wanted to get your thoughts, Joe, on all right we are going to have a certain level of headcount. Typically the industry can move weights higher by about 50 to 100 basis points. And then I get a lot of questions on can hatch reverse itself next year and add a little bit more supply? Will the weight of this new breed add a little bit more supply?

So can you just kind of bridge up on that 2.5% to 3.5% and just detail whether it includes weight or not?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

It doesn’t include weight. When I say 2.5% to 3.5%, I think we are looking at 2.5% right now and 3.5% in the summer forward in the second half of the year. That is headcount. Weights are going to be up another 1% and that is mainly going to come in the big bird segment; that is not going to come in the small bird or the tray pack. That will just be in the big bird segment.

And that is roughly 25% to 30% of the industry and it will just mainly be among the big birds. And that will happen now through the spring and then it will go back down in the summer. In the summer time they won’t be able to achieve the weights that they are doing right now. So when you get to the summer through let’s say through September, those weights will come back down to by 25% of a pound of chicken probably.

So part of the time July, August, September, when you get maybe to that 3%, 3.5%, you won’t have the weight there that you will have in the spring and the fall. I’m talking about headcount when I’m talking about 2.5% to 3.5%.

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

Brett Hundley - BB&T Capital Markets - Analyst

And is an improved hatch in that 2.5% to 3.5% or would any improved hatch be additive to that?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

No, there is not going to be an improved hatch. If you will look at the USDA reports right now, that hatch is running 83% and what that means is they are pushing the flock right now, right now they are setting every egg they can.

Brett Hundley - BB&T Capital Markets - Analyst

I appreciate that detail. And back to feed for just a minute. I mean honestly this is more philosophical than anything else. But when I look at the feed complex right now or today, rather, you talked about corn values coming back up, funds have gotten involved, corn is back up above four, we got Russia driving the grain complex today it seems.

But I am just curious your ease or unease about or rather your confidence about being able to see feed come back down? Everyone talks about logistical issues in the US, South America, certainly it looks like conditions in South America are going to be good again this year. But do you have any regrets on not hedging your grain out longer when feed was lower and do you worry about feed not being the tailwind that some hoped next year? Can you just speak to that a little bit?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

No, I don’t regret anything. I mean I didn’t — even if we — we had a good buy in October. It still wasn’t as low as we thought it was going because when we see 2 billion bushel carryout, we are thinking $2.80 to $3.00 corn and it didn’t get to $2.80. It didn’t get to $2.90. It got to $3.05. And we bought some $3.05 corn. So I don’t — I have no regret. That was just a decision — we had an active — we had a buying program in place but it was lower than $3.05. $3.05 was just step one.

Two billion bushel carryout, that crop is still there, it is still out there. And a two billion bushel crop is not $4 corn. They have just done a good job of storing it, they don’t want to pay taxes on it in this fiscal year, this calendar year. They are going to wait until after January and then the funds got in. There are two factors. They stored it and the funds got in. And both those things are going to change at some point.

So we believe corn is going to be cheaper at some point. We got over 400 million bushels of beans and we think soybean meal is going to be cheaper by some amount. And I don’t know the exact number but if you look — if you look at the futures, it says they are going to be cheaper.

Brett Hundley - BB&T Capital Markets - Analyst

Okay, that is interesting. So you think that you have got on farm storage and rail network logistics kind of baked into the price that you want to see on these commodities and you still think that we will get there just given these high carryouts?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Well, the rail stuff was a problem through December. That has cleaned up a little bit. And it will get better when these exports — these 100 car trains going to the Gulf with exports get through. That is part of it. Now the oil part was part of it too, you know. But for us where we are located, Texas was a problem with rail and Mississippi was a problem with rail and then I know there was a problem in North Dakota with rail. That hadn’t been resolved. But Mississippi and Texas is resolving.

Brett Hundley - BB&T Capital Markets - Analyst

Okay, that is really helpful. And just my last question. I don’t know if I am reading too much into this but, Joe, in your prepared comments your initial prepared comments you made a statement that you guys think you have room to improve performance going forward. Is that something market-driven or is that something internal?

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

That is something we do every year. We look — we get AgriStats and we look at live production. We look at processing and we look at sales and we identify stuff where we didn’t perform in the top 25% in every category. And we say — we can, unless there is something like — we haul live chickens from McComb to Hammond and that is a 50-minute — 50-mile drive and I can’t do anything about that.

But a yield and a plant I can do something about that. Feed conversion, we can do something about that. Sales, we can do something about that. Anything we can do something about we identify those things where we are not in the top 25%. And we identify that, we quantified how much money it is and those are our operational goals for 2015.

We had plenty of opportunity to do it. Normally when we do that, this year we had that screw up with our males that affected us for about four months. And that of course was on the list. And our hatch — we’ve never had a hatch down like that. And so we just had a — we do it every year, always have.

Brett Hundley - BB&T Capital Markets - Analyst

Would you care to quantify what the opportunity is next year on a price per pound basis?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

On a per pound basis?

Brett Hundley - BB&T Capital Markets - Analyst

Yes.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

I don’t have a per pound basis but it was a lot of money.

Brett Hundley - BB&T Capital Markets - Analyst

Okay. Thanks for your time, guys.

Operator

Jeremy Scott, CLSA.

Jeremy Scott - CLSA - Analyst

Just want to really dive into some of the production flexibility and circle back around on the discussion on industry discipline. You talked about constraints in the hen flock, but seems like the chicken industry is following the hog industry by significantly increasing the finishing weights to take advantage of those current margins. If I just look over the past four weeks, weights are up about 4%, total production up 8%. So I guess my first question is is there a risk that these numbers become more sustainable maybe not in the 4% range but somewhere above the 1% you expect?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Do you have the weights, Bob? Jeremy, I’m looking at a chart. Just a minute. Where do you show on weights up?

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

Unidentified Company Representative

This is through October.

Jeremy Scott - CLSA - Analyst

I am looking at the middle part of November through (multiple speakers)

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

I don’t have that, Jeremy.

Jeremy Scott - CLSA - Analyst

I guess an even better way to ask that question is with breast meat in cold storage starting to accumulate and prices normalizing on a year-over-year basis, is it fair a statement to say that right now the industry is producing more chicken than what customers can currently absorb?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

We think that customers are the ones that are storing it. I don’t think it’s processors. I think it’s further processors that are storing it right now. We — some of our customers are storing breast meat right now in anticipation of higher prices after the first of the year.

Jeremy Scott - CLSA - Analyst

Okay, I just want to get back to the 3.5% to 4.5% and really just talk about what from a feature shift versus a traffic growth, what is your expectation — because we have already seen significant feature and promotional activities shift in 2014 particularly within casual dining some of the larger QSR chains. I’m just trying to — I am wondering regards to your expectation that the industry will easily absorb that 2015 increase, is the story mostly better consumer demand or what part of that is the incremental future shift?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

You know, we didn’t see as much feature activity in 2014 as we did in 2013. 2013 was where we saw huge television advertising featuring chicken. And that is what drove it and they all did it at the same time in May and we didn’t see that in 2014.

We don’t know — we do not have firsthand knowledge of any features that are coming in 2015. There are rumors that that is coming in 2015 but it is just rumors. But we don’t have any firsthand knowledge, it makes sense to me with that with 2% to 3% more chickens out there and high-priced — 4% fewer pounds of beef that people would anticipate featuring chicken. They would want to feature chicken.

Jeremy Scott - CLSA - Analyst

Okay. Thank you.

Operator

Adam Samuelson, Goldman Sachs.

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

Adam Samuelson - Goldman Sachs - Analyst

So a question on cash. And first, Mike, the CapEx number that you gave for next year, to be clear, that assumes no incremental spending on North Carolina?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

That is correct.

Adam Samuelson - Goldman Sachs - Analyst

And I mean if you do get the approvals on the timing, maybe walk us through the timing on North Carolina as you deal with the local government down there and when you could actually be putting shovels in the ground and how much incremental that could be an 2015 if it goes on your internal schedule?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

I think we would know by the end of January and you could probably start in March, April. I don’t have a clue about how much you would spend though.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

No, we will give you those numbers when they are available to us. There are several unknowns about that budget right now, Adam, but we will get them and obviously report them when we know.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Yes.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

But if we started spending money, you would spend money starting no earlier than the end of the second fiscal quarter so you are really only looking at the third and fourth quarter where you would have any material amount of spend and it would look a lot like Palestine just not in terms of when you spend it but just not as much because we had to build a feed mill in Palestine. That $150 million would probably be $125 million to $130 million.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

No, it would be less than that.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Less than that.

Adam Samuelson - Goldman Sachs - Analyst

Okay, that’s is some very helpful color. And that leads me to the second question where you look at the balance sheet today and I mean functionally you could fund that off net cash or pretty close to it or certainly with the cash generation that would be coming over the next — you anticipate over the next 12 months. Can you help us think about, Joe, what would be the thought process behind a larger special dividend or cash return or is it really just keeping that balance sheet powder dry for capacity expansions beyond North Carolina or other opportunities as they arise?

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Well, we would — you know, we will do one thing at a time. We are going to build another plant first. And then we would look — depending on what kind of year we had and what the outlook was after that, we would certainly look at next October — we would look at the outlook and see what our capital commitments were and we would certainly consider a special dividend.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

You know, we paid for Palestine out of cash flow and as you just indicated, we got enough cash on the balance sheet right now, over $170 million — $160 million at the end of the quarter to build a second plant. But we are going to continue to add production capacity, Adam. That has been our pattern and it has made our stock worth more and it has returned more to our shareholders. If there is another way we can return that and we will — the Board will certainly look at that as they do at the end of every year. I don’t think we would do anything until the end of the fiscal year, as Joe just said.

Adam Samuelson - Goldman Sachs - Analyst

Okay. I appreciate the color. And then finally from me, remind us again the bonus payout threshold, it’s 20% ROE so I guess that is what — an $8.00 EPS number roughly. And what the max payouts to the ESOP and stock comp would be in that scenario?

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Yes, of course watch in January, our Board meets January 23 and 24th and they will approve the bonus award program for fiscal 2015. As you just said, the 20% ROE, which is usually the middle point of that target is north of $8.00 a share. Unless they follow a different pattern I would expect them to do that again. And then the total max payout this year was $26.2 million. That included the AgriStats bonus. The AgriStats bonus was about $5 million of that.

Adam Samuelson - Goldman Sachs - Analyst

Okay, that is very helpful. I will pass it along.

Operator

Akshay Jagdale, KeyBanc Capital Markets.

Unidentified Participant

Hi, good morning, this is actually (inaudible) on for Akshay. Just a sort of general question and most of my questions have already been answered. But for 2015, it seems like the industry sort of setting up for another good year just with some of the constraints we have talked about potentially on the supply side, the high price of competing proteins and maybe some relief at that gas pump as well.

But I am just curious in your view, what do you think is the biggest risk in 2015 and maybe you can just give us some puts and takes as you see them for 2015.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

I would think some failure in the South American crop would be one. That would be the first thing I think that could — that could keep these grain prices from coming back down. That would be the first thing that could get you.

And then, you know maybe a bad planting season here. If hog production were to explode in the summer, maybe chicken production in the fourth quarter more than I can see, something like that. I think the big risk is on the grain side.

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

Unidentified Participant

Okay, got it, that is helpful. And then any updates as far as your plans to build a facility in North Carolina?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

No, we are waiting to hear from — waiting to hear from the public officials there.

Unidentified Participant

Okay, that is all I had. Thanks, I will pass it on.

Operator

Francesco Pellegrino, Sidoti & Company.

Francesco Pellegrino - Sidoti & Company - Analyst

So the majority of my questions have already been answered but I just wanted to follow up with one quick question about the industry and I guess the direction of the Company overall.

So we have the Palestine facility coming online in early 2015. We are talking about a potential Carolina facility coming online in 2016 depending upon what happens out there and I know you said you are waiting to hear back from that. And then I think during the investor day in mid-October, Joe, you had mentioned something that you had already approached the Board about an additional one or two facilities within the big bird deboning line. And it seems as if you guys will be growing out capacity significantly. You had in fact approached the Board about these new opportunities.

And I guess to get to my question with where we are seeing USDA consumption patterns going into the future, are these facilities being thought about in terms of maintaining market share or stealing market share from competitors?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Well, we will be doing both. Some of our customers are growing and so we will be supplying some of our own customers. And then there will be some market growth and then we will be taking some market share as well.

Francesco Pellegrino - Sidoti & Company - Analyst

So you will be expanding a little bit greater than the rest of the industry then?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Yes, we been doing that since —.

Unidentified Company Representative

1993.

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DECEMBER 18, 2014 / 04:00PM GMT, SAFM - Q4 2014 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

1993 I guess.

Francesco Pellegrino - Sidoti & Company - Analyst

All right, all right, that was my only question. Thanks again, guys.

Operator

We have no further questions at this time.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Good. Thank you all for spending time with us this morning and on behalf of everyone at Sanderson Farms, we wish each of you a Merry Christmas, a happy Hanukkah and a happy and prosperous and peaceful new year. Thank you.

Operator

That concludes today’s conference. We appreciate your participation.

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